UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2023

Castle Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38984	77-0701774
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 S. Friendswood Drive, Suite 401 Friendswood, Texas	77546
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 788-9007

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CSTL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2023, the Compensation Committee of the Board of Directors of Castle Biosciences, Inc. (the “Company”) adopted a Severance and Change in Control Plan (the “Severance Plan”) pursuant to which certain employees are eligible to participate, including Derek J. Maetzold, our President and Chief Executive Officer; Frank Stokes, our Chief Financial Officer; Tobin W. Juvenal, our Chief Commercial Officer; and Kristen M. Oelschlager, our Chief Operating Officer (each a “Participant” and collectively, the “Participants”). Pursuant to the Severance Plan, the Participants are eligible to receive the severance and change in control benefits described below, contingent upon the respective Participant’s execution of a participation agreement and a general release of claims as further described in the Severance Plan. The benefits provided pursuant to the Severance Plan supersede and replace any severance and/or change in control benefits to which the Participants were previously entitled, including pursuant to their employment agreements and offer letters. The Severance Plan generally reflects the severance benefits Mr. Maetzold was entitled to under his current amended and restated employment agreement.

If a Participant is terminated without Cause or resigns for Good Reason (each as defined in the Severance Plan) during the period commencing three months prior to, and ending 12 months following, the closing of a Change in Control (as defined in the Severance Plan) (the “Change in Control Period”), the Participant will be entitled to (i) a cash payment in an amount equal to 12 months (or 36 months for Mr. Maetzold) of the Participant’s base salary; (ii) for Mr. Maetzold, a cash payment of an amount equal to 300% of Mr. Maetzold’s annual target bonus for the year that the change in control termination occurs; (iii) for Mr. Stokes, Mr. Juvenal and Ms. Oelschlager, a cash payment of an amount equal to the Participant’s annual bonus payment earned, if any, for the year preceding the year in which the change in control termination occurs; (iv) 12 months (or 36 months for Mr. Maetzold) of COBRA premiums; (v) acceleration of vesting of 100% of the Participant’s then-outstanding time-vesting equity awards and (vi) a cash payment of an amount equal to the Participant’s earned and unused time off benefit, which may include paid time off and sick time (“PTO Payment”).

In addition, if in connection with a Change in Control, an Equity Award (as defined in the Severance Plan) will terminate and not be assumed or continued by, or substituted for a similar award of, the successor or acquiror entity, then, any unvested portion of any applicable Equity Award will become fully vested, subject to the consummation of such Change in Control.

If a Participant is terminated without Cause or resigns for Good Reason at a time that is not during the Change in Control Period, the Participant will be entitled to (i) 12 months (or 18 months for Mr. Maetzold) of continued payments of the Participant’s base salary; (ii) cash payment of an amount equal to 100% (or 150% for Mr. Maetzold) of the Participant’s annual target bonus for the year that the termination occurs; (iii) 12 months (or 18 months for Mr. Maetzold) of COBRA premiums; (iv) accelerated vesting of the Participant’s then-outstanding equity awards to the extent such awards were scheduled to vest during the 12-month period (or 18-month period for Mr. Maetzold) following the date of the termination or resignation based solely on his or her continued employment with the Company and (v) a PTO payment.

In addition, if Mr. Maetzold resigns without Good Reason, he will be entitled to (i) 12 months of continued payments of his base salary and (ii) a PTO payment.

The Severance Plan, including a form of the participation agreement to be executed by each Participant, will be filed as an exhibit to the Company’s Form 10-K for the year ending December 31, 2023. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASTLE BIOSCIENCES, INC.

	By:	/s/ Frank Stokes
Frank Stokes
Chief Financial Officer

Date: November 9, 2023